UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 14, 2005

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

3901 North First Street
San Jose, California 95134
(Address of principal executive offices) (Zip Code)

(408) 943-2600
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 23.1
EXHIBIT 23.2

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 15, 2005, Cypress Semiconductor Corporation (“Cypress”) filed with the Securities and Exchange Commission (the “Commission”) a Report on Form 8-K (the “Initial 8-K Report”) with respect to its acquisition of 100% of the outstanding capital stock of SMaL Camera Technologies, Inc., a Delaware corporation (“SMaL”), on February 14, 2005.

In accordance with Item 9.01 (a) of Form 8-K, the Initial 8-K Report did not include the historical SMaL financial statements or the unaudited pro forma combined financial information of Cypress (collectively, the “Financial Information”) and instead contained an undertaking to file the Financial Information with the Commission in an amendment to the Initial 8-K Report as soon as practicable, but not later than April 29, 2005. This amendment is being filed for the purpose of satisfying the Registrant’s undertaking to file the Financial Information required by Item 9.01 of Form 8-K, and this amendment should be read in conjunction with the Initial 8-K Report.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired

Page
Audited financial statements:
- Report of Independent Auditors – PricewaterhouseCoopers LLP	3
- Report of Independent Auditors – Deloitte & Touche LLP	4
- Consolidated Balance Sheets as of December 31, 2004, and December 31, 2003	5
- Consolidated Statements of Operations for the years ended December 31, 2004 and December 31, 2003	6
-Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2004 and December 31, 2003	7
- Consolidated Statements of Cash Flows for the years ended December 31, 2004 and December 31, 2003	8
- Notes to consolidated financial statements	9

(b) Pro forma financial information

Page
Unaudited pro forma condensed combined financial statements:
- Balance Sheet as of January 2, 2005	22
- Statement of Operations for the fiscal year ended January 2, 2005	23
- Notes to the unaudited pro forma condensed combined financial statements	24

(c) Exhibits

23.1	Consent of Independent Accountants – PricewaterhouseCoopers LLP

23.2	Consent of Independent Auditors – Deloitte & Touche LLP

Report of Independent Auditors

To the Board of Directors and Stockholders of

     SMaL Camera Technologies, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of SMaL Camera Technologies, Inc. and its subsidiary at December 31, 2004 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

On February 14, 2005, all of the equity interests in the Company were acquired by Cypress Semiconductor Corporation.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2005

Independent Auditors Report

To the Board of Directors and Stockholders of

SMaL Camera Technologies, Inc.

We have audited the accompanying consolidated balance sheet of SMaL Camera Technologies, Inc. (the “Company”) as of December 31, 2003, and the related consolidated statements of operations, convertible redeemable preferred stock and stockholder’s deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 23, 2004

SMaL Camera Technologies, Inc.
Consolidated Balance Sheets
December 31, 2004 and 2003

	2004	2003
Assets
Current assets
Cash and cash equivalents	$4,459,570	$13,564,576
Accounts receivable, net	1,214,994	475,000
Inventory	1,391,864	631,692
Prepaid expenses and other current assets	370,636	145,843

Total current assets	7,437,064	14,817,111
Property and equipment, net	623,056	937,076
Intangible and other assets	633,003	591,971

Total assets	$8,693,123	$16,346,158

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$858,056	$999,067
Accrued expenses	293,708	298,723
Accrued professional fees	100,000	22,500
Accrued warranty	227,793	147,913
Deferred revenue	250,000	436,335

Total current liabilities	1,729,557	1,904,538

Commitments and contingencies (Note 6)

Redeemable convertible preferred stock, $.01 par value - 10,314,209 shares authorized
6,252,738 shares designated as Series C redeemable convertible preferred stock, 5,627,464 shares issued and outstanding (liquidation preference of $13,500,000 at December 31, 2004)	12,943,249	12,785,655
1,331,471 shares designated as Series B redeemable convertible preferred stock, 1,331,471 shares issued and outstanding (liquidation preference of $9,197,997 at December 31, 2004)	9,186,883	9,181,318
2,730,000 shares designated as Series A redeemable convertible preferred stock, 2,730,000 shares issued and outstanding (liquidation preference of $3,027,570 at December 31 2004)	3,027,570	3,027,570

Stockholders’ deficit
Common stock, $.01 par value - 19,000,000 shares authorized, 4,810,000 and 4,692,500 shares issued and outstanding at December 31, 2004 and 2003, respectively	48,100	46,925
Additional paid-in capital	426,816	—
Treasury stock 188,125 and 85,000 shares at December 31, 2004 and 2003, respectively	(92,690)	(38,250)
Deferred stock compensation	(463,742)	(10,742)
Amounts due from stockholders	(302,460)	(306,750)
Accumulated deficit	(17,810,160)	(10,244,106)

Total stockholders’ deficit	(18,194,136)	(10,552,923)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$8,693,123	$16,346,158

The accompanying notes are an integral part of these consolidated financial statements.

SMaL Camera Technologies, Inc.
Consolidated Statements of Operations
Years Ended December 31, 2004 and 2003

	2004	2003
Revenue	$9,860,408	$8,824,562
Cost of goods sold	7,487,494	6,244,149

Gross profit	2,372,914	2,580,413

Operating expenses
Research and development expenses	5,948,040	4,690,661
Selling, general and administrative expenses	4,045,735	2,620,539

Total operating expenses	9,993,775	7,311,200

Loss from operations	(7,620,861)	(4,730,787)

Interest income	54,807	47,072

Net loss	$(7,566,054)	$(4,683,715)

The accompanying notes are an integral part of these consolidated financial statements.

SMaL Camera Technologies, Inc.
Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2004 and 2003

	Series C		Series B		Series A
	Convertible Redeemable		Convertible Redeemable		Convertible Redeemable						Additional		Amounts		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Treasury Stock		Paid-in	Deferred	Due from	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stockholders	Deficit	Deficit
Balance — January 1, 2003	—	$—	1,331,471	$8,789,880	2,730,000	$3,027,570	4,542,500	$45,425	—	$—	$—	$(12,253)	$(256,500)	$(5,196,019)	$(5,419,347)

Purchase of treasury stock									85,000	(38,250)			38,250		—
Issuance of common stock for cash and note receivable							150,000	1,500			88,500		(88,500)		1,500
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $785,824	5,627,464	12,714,176													—
Deferred stock-based compensation — consultants											10,045	(10,045)			—
Amortization of stock-based compensation — consultants												11,556			11,556
Accretion of Series B redeemable convertible preferred stock dividends				385,888							(98,545)			(287,343)	(385,888)
Accretion of preferred stock issuance costs		71,479		5,550										(77,029)	(77,029)
Net loss														(4,683,715)	(4,683,715)

Balance — December 31, 2003	5,627,464	12,785,655	1,331,471	9,181,318	2,730,000	3,027,570	4,692,500	46,925	85,000	(38,250)	—	(10,742)	(306,750)	(10,244,106)	(10,552,923)

Issuances of shares — exercise of stock options							32,500	325			11,825				12,150
Issuance of shares							85,000	850			50,150		(50,150)		850
Purchase of shares									103,125	(54,440)			54,440		—
Deferred stock compensation											528,000	(528,000)			—
Amortization of deferred compensation												75,000			75,000
Accretion of preferred stock issuance costs		157,594		5,565							(163,159)				(163,159)
Net loss														(7,566,054)	(7,566,054)

Balance — December 31, 2004	5,627,464	$12,943,249	1,331,471	$9,186,883	2,730,000	$3,027,570	4,810,000	$48,100	188,125	$(92,690)	$426,816	$(463,742)	$(302,460)	$(17,810,160)	$(18,194,136)

The accompanying notes are an integral part of these consolidated financial statements.

SMaL Camera Technologies, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities
Net loss	$(7,566,054)	$(4,683,715)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	778,774	649,377
Change in inventory reserve	(770,410)	—
Stock-based compensation	75,000	11,556
Deferred rent	14,272	17,836
Changes in operating assets and liabilities
Accounts receivable	(739,994)	1,372,518
Inventory	10,238	114,992
Prepaid expenses and other current assets	(224,793)	101,653
Other assets	—	(75,600)
Accounts payable	(141,011)	(992,914)
Deferred revenue	(186,335)	436,335
Accrued expenses	138,094	532,100

Net cash used in operating activities	(8,612,219)	(2,515,862)

Cash flows from investing activities
Cost to acquire patents	(93,553)	(171,556)
Purchase of property and equipment	(412,234)	(689,424)

Net cash used in investing activities	(505,787)	(860,980)

Cash flows from financing activities
Proceeds from issuance of preferred stock, net of expenses	—	12,714,176
Proceeds from issuance of common stock	13,000	1,500

Net cash provided by financing activities	13,000	12,715,676

Net increase (decrease) in cash and cash equivalents	(9,105,006)	9,338,834

Cash and cash equivalents
Beginning of year	13,564,576	4,225,742

End of year	$4,459,570	$13,564,576

Noncash activity
Accretion of redeemable convertible preferred stock issuance costs	163,159	77,029
Accretion of preferred stock dividends	—	385,888

The accompanying notes are an integral part of these consolidated financial statements.

1.	Nature of Business and Summary of Significant Accounting Policies

Basis of Presentation and Description of Business

SMaL Camera Technologies, Inc. (the “Company”) was incorporated in Delaware on August 2, 1999. The Company designs and develops digital imaging solutions for the digital photography, security and surveillance, and automotive markets using Complementary Metal Oxide Semiconductor (“CMOS”) image sensors and its associated Application Specific Integrated Circuit (“ASIC”) chips. Revenue to date is primarily related to sales of consumer retail, automotive, and security and surveillance cameras.

Principles of Consolidation

The consolidated financial statements include the amounts of the Company and its wholly-owned subsidiary, SMaL Camera Technologies Securities Corporation (a Massachusetts securities corporation). All intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when delivery of the product occurs, persuasive evidence of an arrangement exists, the price is fixed or determinable, and there is reasonable assurance of collection. For contracts that contain customer acceptance provisions, revenue is deferred until acceptance provisions are met through formal customer acceptance or by demonstrating that the delivered products or services meet all of the specified criteria prior to final acceptance. The Company provides for potential returns and allowances, including warranty costs, at the time revenue is recognized.

Research and Development Costs

Research and development costs are expensed as incurred.

Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents. We invest our available cash primarily in money market funds. Cash equivalents are stated at cost, which approximates fair value.

Inventory

Inventory consists of finished goods and work-in-process and is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. An estimate is made to write off obsolete inventory based on demand for products currently on hand.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company monitors account balances monthly and establishes allowances based on its best estimate of probable credit losses in existing accounts receivable. In 2003 and 2004, the Company provided allowances of $0 and $8,567, respectively. The Company does not have any off-balance sheet credit exposure related to its customers.

Product Warranties

The Company provides for the estimated cost of product warranties, primarily from historical information, at the time product revenue is recognized. While the Company engages in product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, the Company’s warranty obligation is affected by product failure rates, material usage and service delivery costs incurred in correcting a product failure. Product warranty on a gross basis for the years ended December 31, 2004 and 2003 is as follows:

Balance at January 1, 2003	$86,788
Provisions for warranties during the year	61,546
Settlements made during the year	(421)

Balance at December 31, 2003	147,913
Provisions for warranties during the year	79,880
Settlements made during the year	—

Balance at December 31, 2004	$227,793

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the lease term. Repairs and maintenance are expensed as incurred.

Depreciation is provided using the double-declining-balance method over the following estimated useful lives:

Furniture and fixtures	5-7 years
Product development equipment	5 years
Tooling and production equipment	2 years
Leasehold improvements	Lesser of useful life or lease term

Intangible Assets

Intangible assets primarily relate to the cost associated with applying for patents, which are capitalized pending approval, and computer software acquired for internal use. Patents are amortized using the straight-line method over the estimated useful life of the patent. The Company evaluates the realizability of its patents based on estimated cash flows to be generated from such assets. To the extent impairments are identified, the Company will recognize a write-down of the related assets. To date, no impairments have been identified.

Intangible assets consist of the following at December 31:

	2004	2003
Patents	$461,656	$367,815
Less: accumulated amortization	(32,902)	(2,140)

	$428,754	$365,675

Amortization expense for the years ended December 31, 2004 and 2003 was $30,762 and $2,140, respectively.

Estimated future amortization expense for intangible assets recorded by the Company as of December 31, 2004 is as follows:

Year Ended December 31,
2005	$38,293
2006	38,293
2007	38,293
2008	38,293
2009	38,293
Thereafter	237,289

The Company accounts for internal-use software under Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met, directly attributable development costs should be capitalized. It also provides that upgrade and maintenance costs should be expensed. Costs capitalized are amortized over the expected useful life of the software. The Company did not have any internal use software capitalized at December 31, 2004 and 2003.

Impairment or Disposal of Long-Lived Assets

The Company accounts for impairments of long-lived assets pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has identified no impairment losses on any long-lived assets.

Fair Value of Financial Instruments

The recorded amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and certain accrued expenses approximate their fair value as of December 31, 2004 and 2003. The Company has no investments in derivative financial instruments.

Income Taxes

Deferred taxes are recognized for the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities using tax rates expected to be in effect in the year in which the differences are expected to reverse. Future tax benefits are recognized only to the extent that such benefits are more likely than not to be realized. Valuation allowances are provided against assets that are not more likely than not going to be realized.

Stock-Based Compensation and Pro Forma Stock-Based Compensation Expense

The Company uses the intrinsic-value method for stock awards to employees. Compensation cost is determined as the difference, if any, between the current fair value of the underlying common stock on the date compensation is measured and the price an employee must pay to exercise the award. Under the fair-value method, the impact of which is disclosed below, compensation associated with stock awards to employees is determined based on the estimated fair value of the award itself, measured using either current market data or an established option-pricing model. The measurement date for employee awards for both the intrinsic- and fair-value methods is generally the date of grant.

Stock awards to nonemployees are accounted for using the fair-value method. The measurement date for nonemployee awards is generally the date performance of services required from the nonemployee is complete.

The Company elected to continue to apply the intrinsic-value method to its employee stock-based compensation plans. Had compensation cost for awards granted under the Company’s stock-based compensation plans been determined based on the fair value at the grant dates, the effect on the net loss of the Company would have been as follows for the years ended December 31:

	2004	2003
Net loss — as reported	$(7,566,054)	$(4,683,715)
Add: Employee stock-based compensation recorded	38,000	—
Deduct: Fair value-based employee- based stock compensation expense	(61,678)	(19,810)

Net loss — pro forma	$(7,589,732)	$(4,703,525)

The weighted average fair value per share of stock options granted for the years ended December 31, 2004 and 2003 was $0.83 and $0.06, respectively. The fair value of each stock option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for the years ended December 31:

	2004	2003
Risk-free interest rate	3.4%	2.1%
Expected life of option grants	4 years	4 years
Expected annualized volatility of underlying stock	0.0%	0.0%
Expected dividend yield	0.0%	0.0%

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable. Cash equivalents generally consist of money market funds with institutions that management believes are of high credit quality.

The Company’s sales and accounts receivable are with customers primarily in the Far East. Management performs ongoing credit evaluations of its customers’ financial condition. Collateral is generally not required; however, accounts receivable from international customers are generally supported by letters of credit issued by banks.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standard Board (“FASB”) issued SFAS 123R, which amends SFAS 123, Accounting for Stock-Based Compensation. This standard requires that all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated statement of operations based on their fair values. The standard is effective for public companies for fiscal years beginning after June 15, 2005. The final standard allows alternative methods for determining fair value. At the present time, the Company has not yet determined which valuation method it will use, but we do not believe it will have a significant impact on our consolidated financial statements.

Reclassification

Certain amounts in the prior year have been reclassified to conform to the 2004 presentation.

2.	Inventory

Inventory consists of the following as of December 31:

	2004	2003
Work in progress	$722,604	$228,990
Finished goods	669,260	402,702

	$1,391,864	$631,692

The Company reduced the reserve for excess and obsolete inventory by $770,410 in the year ended December 31, 2004 for the sale of inventory previously reserved for.

3.	Property and Equipment

Property and equipment consist of the following as of December 31:

	2004	2003
Furniture and fixtures	$232,725	$213,263
Product development equipment	1,076,993	953,882
Tooling and production equipment	1,323,189	1,139,798
Leasehold improvements	28,945	5,168

	2,661,852	2,312,111

Less accumulated depreciation and amortization	(2,038,796)	(1,375,035)

Property and equipment — net	$623,056	$937,076

Depreciation and amortization, including amortization of capitalized software and patents, amounted to $778,774 and $649,377 for the years ended December 31, 2004 and 2003, respectively, including amortization of tooling and production equipment totaling $439,022 and $372,769, included in cost of goods sold for the years ended December 31, 2004 and 2003, respectively.

4.	Notes Receivable from Stockholders

On May 1, 2001, an employee purchased 750,000 shares of restricted stock at a price of $0.30 per share for $225,000, comprised of $35,000 in cash and a promissory note for $190,000, bearing interest at 4.77% per annum.

On October 25, 2001, an employee purchased 170,000 shares of restricted stock at a price of $0.45 per share for $76,500, comprised of $10,000 in cash and a promissory note for $66,500, bearing interest at 6.5% per annum. On October 31, 2003, the Company acquired 85,000 shares of restricted stock from this employee, canceled the promissory note signed on October 25, 2001 and created a new promissory note for $28,250, bearing interest at 6.5% per annum. The Company accounted for the acquisition of the restricted stock as treasury stock with a cost equal to the balance on the note of $38,250.

On May 5, 2003, an employee purchased 150,000 shares of restricted stock at a price of $0.60 per share for $90,000, comprised of $1,500 in cash and a promissory note for $88,500, bearing interest at 6.5% per annum. On August 6, 2004, the Company acquired 103,125 shares of restricted stock from this employee, canceled the promissory note signed on May 5, 2003 and created a new promissory note for $34,060, bearing interest at 6.5% per annum.

On May 27, 2004 an employee purchased 85,000 shares of restricted stock at a price of $.60 per share for $51,000, comprised of $850 in cash and a promissory note for $50,150, bearing interest at 6.50% per annum.

Interest is computed daily on the notes and is compounded at each yearly anniversary date. The $190,000, $28,250, $34,060 and $50,150 promissory notes and related accrued interest are payable on May 1, 2005, October 25, 2005, May 5, 2007 and May 27, 2008, respectively. The notes are full recourse.

5.	Line of Credit

The Company had a $1.5 million revolving line of credit with a bank which was terminated by the Company in September of 2003. In connection with the line of credit, the Company issued warrants to purchase 15,000 shares of the Company’s common stock at an exercise price of $5.00 per share. The warrants were exercisable immediately and expire on September 19, 2009. The Company valued the warrants using the Black-Scholes option-pricing model and determined the value to be nominal. On February 11, 2005, the bank surrendered the warrants.

6.	Commitments and Contingencies

Leases

The Company leases its headquarters facility under a noncancelable operating lease which expires on September 30, 2006. The total amount of rent payments is being charged to expense on a straight-line basis over the term of the agreement. As a result, the Company has recorded a deferred rent obligation of $39,525 and $25,253 as of December 31, 2004 and 2003, respectively. This deferred rent obligation has been classified as a component of accrued expenses in the accompanying consolidated balance sheets. In 2004 the Company entered into an office lease for a design center in California which expires in October, 2005. The total amount of the rent is being charged to expense on a straight-line basis over the term of the agreement. The Company recorded total rent expense of $365,588 and $332,826 for the years ended December 31, 2004 and 2003, respectively. Future minimum lease payments under noncancelable leases with initial or remaining terms of more than one year as of December 31, 2004 are as follows:

2005	$372,711
2006	255,051

$627,762

7.	Income Taxes

The components of the net deferred tax asset (liability) are as follows:

	2004	2003
Deferred tax assets
Net operating loss carryforward	$6,205,890	$2,723,184
Research and development credits	873,537	644,937
Accruals and reserves	512,535	844,560
Other	169,223	273,020

Total gross deferred tax assets	7,761,185	4,485,701

Valuation allowance	(7,761,185)	(4,485,701)

Net deferred tax asset	$—	$—

As required by Statement of Accounting Financial Standards No. 109, “Accounting for Income Taxes”, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of the deferred tax assets, which are comprised principally of net operating loss carryforwards. Management has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a valuation allowance of $7,761,185 has been established at December 31, 2004.

At December 31, 2004, the Company has federal and state net operating loss carryforwards of $15,414,524 and $15,389,984, respectively. These loss carryforwards may be utilized to offset future taxable income in years through 2024 and begin to expire in 2005.

At December 31, 2004, the Company has federal and state research and development credit carryforwards of $623,276 and $379,183, respectively, that begin to expire in 2015.

Ownership changes, as defined in the Internal Revenue Code, may have limited the amount of net operating loss carryforwards and tax credit carryforwards that can be utilized to offset taxable income. Subsequent ownership changes could further affect the limitation in future years.

8.	Stockholders’ Equity

Authorized Capital

On July 18, 2003, the Company increased the authorized shares to 29,314,209, of which 19,000,000 shares were designated as common stock and 10,314,209 shares were designated redeemable convertible preferred stock (“preferred stock”) of which 2,730,000 shares are Series A preferred stock, 1,331,471 shares are Series B preferred stock and 6,252,738 shares are Series C preferred stock . As of December 31, 2004, 13,108,592 shares of common stock have been reserved for the potential future conversion of the preferred stock and the exercise of common stock options and warrants.

Preferred Stock

The rights, privileges, restrictions and conditions attached to the preferred stock are summarized below:

Conversion

Each share of preferred stock is convertible, at any time, at the option of the holder, into common stock. The Series A and C preferred stock are convertible on a one-for-one basis. The Series B preferred stock is convertible into 1.596245 shares of common stock for each preferred share held. The conversion ratio is subject to adjustment in the event of certain dilutive issuances of stock.

The shares of preferred stock automatically convert into shares of common stock upon the closing of an initial public offering of the common stock of the Company, resulting in gross proceeds to the Company of at least $15 million and with a public share price at least $5.00 as adjusted for stock splits, dividends, subdivisions, combinations, recapitalizations, and similar events.

Voting Rights

The holders of preferred stock are also each entitled to vote, together with holders of the common stock, on all matters on an as-if-converted basis. Holders of the preferred stock are also entitled to vote as a separate class of stockholders for certain defined stockholder matters.

Dividends

No cash dividends may be paid on the common stock or other junior stock unless a dividend is concurrently declared and paid to the holders of preferred stock.

The holders of Series A preferred stock are entitled to receive cash dividends on each outstanding share of Series A preferred stock in an amount at least equal to the product of (a) the per-share amount, if any, of the dividends or other distributions to be declared, paid, or set aside for common stock and (b) the number of whole shares of common stock into which such shares of Series A preferred stock are convertible.

Through July 18, 2003, the holders of Series B preferred stock were entitled to receive dividends at a rate of 8.0% per annum. Subsequent to July 18, 2003, the holders of Series B preferred stock are entitled to receive dividends at a rate of $0.47887 per share per annum when and if declared by the Company’s Board of Directors. Dividends accumulate from the date of original issuance and are cumulative from such date. As of December 31, 2004, the cumulative unpaid dividends on the Series B preferred stock were $2,155,502 of which $927,584 was subject to future payment only when and if declared by the Company’s Board of Directors.

The holders of the Series C preferred stock are entitled to receive dividends at a rate of $0.1919 per share per annum. The dividends are payable when and if declared by the Company’s Board of Directors. Dividends accumulate from the date of original issuance and are cumulative from such date. As of December 31, 2004, the cumulative unpaid dividends on the Series C preferred stock were $1,600,634, which are subject to future payment only when and if declared by the Company’s Board of Directors.

Liquidation Preference

In the event of a liquidation or winding-up of the Company, the holders of the Series C preferred stock will be entitled to receive, in preference to holders of the common stock, Series A preferred stock and Series B preferred stock, the greater of (a) an amount equal to $4.19816 per share, plus any declared but unpaid Series C preferred stock dividends, or (b) an amount per share that would have been paid to such holders if all shares of Series C preferred stock were converted into common stock immediately prior to such liquidation, dissolution, or winding-up event. A merger which results in the change of control of a majority of the Company’s stock and/or a sale of all or substantially all of the Company’s assets is deemed to be a liquidation, dissolution, or winding-up of the Company. After payment of all preferential amounts required to be paid to the holders of the Series C preferred stock, the holders of the Series A preferred stock and Series B preferred stock will be entitled to receive, in preference to holders of the common stock, the greater of (a) an amount equal to $1.10 per share of Series A preferred stock, plus any declared but unpaid dividends, and $5.98592 per share of Series B preferred stock, plus the full cumulative and unpaid dividends that previously accrued on the Series B preferred stock from the original issue date to July 18, 2003 and any additional declared but unpaid dividends or (b) an amount per share that would have been paid to such holders if all shares of Series A and Series B preferred stock were converted into common stock immediately prior to such liquidation, dissolution, or winding-up event. A merger which results in the change of control of a majority of the Company’s stock and/or a sale of all or substantially all of the Company’s assets is deemed to be a liquidation, dissolution, or winding-up of the Company.

Redemption

The Company is required to redeem its preferred stock in the following manner. At any time after July 18, 2008 and at the election of the holders of a majority of the then-outstanding shares of Series C preferred stock, the Company is required to redeem the Series C preferred stock for cash at a price of $2.398949 per share, plus all declared but unpaid dividends. Subject to the redemption of all shares of Series C preferred stock, at any time after July 18, 2008 and at the election of the holders of a majority of the then-outstanding shares of Series A preferred stock, the Company is required to redeem the Series A preferred stock for cash at a price of $1.10 per share, plus all declared but unpaid dividends. Subject to the redemption of all shares of Series C preferred stock, at any time after July 18, 2008 and at the election of the holders of a majority of the then-outstanding shares of Series B preferred stock, the Company is required to redeem the Series B preferred stock for cash at a price of $5.98592 per share, plus all declared but unpaid dividends. The holders of Series B preferred stock are also entitled to receive cumulative unpaid dividends at a rate of 8.0% per annum from the date of original issuance of the Series B preferred stock through July 18, 2003. Each such redemption shall take place in three annual installments beginning 90 days after notice from the applicable preferred stock shareholders. If insufficient funds exist for any such redemption, each such redemption will occur pro rata with respect to the applicable preferred stock and interest will accrue quarterly at an annual rate of 8.0% until any remaining shares are redeemed.

Stock Option Plan

During 2000, the principal stockholders of the Company established the 2000 Stock and Incentive Plan (the “Plan”), which provides for the granting of incentive and nonqualified stock options to purchase shares of the Company’s common stock to employees, directors, consultants, and other service providers of the Company. The Company has reserved 2,848,273 shares of common stock for issuance under the Plan. Options generally vest ratably over a period of four years.

The Company has granted stock options to employees at exercise prices determined by the Board of Directors. The fair value of the common stock has been determined by the Board of Directors of the Company at each stock option measurement date based on a variety of different factors including the Company’s consolidated financial position and historical financial performance, the status of technological developments within the Company, the composition and ability of the current engineering and management team, an evaluation and benchmark of the common stock, arm’s-length sales of the Company’s capital stock (including the preferred stock), the effect of the rights and preferences of the holders of the preferred stock, and the prospects of a liquidity event, among others.

A summary of stock option activity under the Plan is as follows:

		Weighted
		Average
		Exercise
	Number	Price
	of Shares	Per Share
Outstanding — January 1, 2003	1,066,600	$0.52
Options granted	457,000	0.60
Options forfeited	(60,500)	0.60

Outstanding — December 31, 2003	1,463,100	0.54
Options granted	918,000	0.60
Options forfeited	(478,253)	0.57
Options exercised	(32,500)	0.37

Outstanding — December 31, 2004	1,870,347	$0.54

Exercisable — December 31, 2004	845,243	$0.48

Exercisable — December 31, 2003	588,659	$0.45

Outstanding options have a weighted average remaining life of 8.51 and 7.52 years as of December 31, 2004 and 2003, respectively.

Since the Company’s inception, certain employees purchased common stock and exercised their stock options and acquired 1,070,000 shares of stock. Of the shares purchased, 928,611 were shares of restricted stock that were issued directly from the Company’s authorized common shares in exchange for full recourse notes. As of December 31, 2004 and 2003, 130,061 and 375,000 shares of restricted stock are unvested, respectively.

Also since its inception, the Company has issued 86,100 nonqualified stock options to consultants at per-share prices ranging between $0.20 and $0.60. The Company recorded $37,000 and $11,556 of compensation expense related to these awards in the years ended December 31, 2004 and 2003, respectively. As of December 31, 2004, 32,222 nonqualified options to consultants are unvested, and accordingly, the Company’s operating results may be subject to future charges for compensation expense.

9.	Employee Benefit Plan

The Company maintains a 401(k) profit-sharing plan (the “401-K Plan”) for its employees. Each participant in the 401-K Plan may elect to contribute from 1% to 20% of his or her annual compensation to the 401-K Plan subject to annual limits established by the Internal Revenue Service. The Company is not required to match employee contributions to the 401-K Plan.

10.	Subsequent Event

On February 14, 2005, all of the equity interests in the Company were acquired by Cypress Semiconductor Corporation.

(b) Pro forma financial information:

The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the acquisition by Cypress of SMaL for approximately $45.3 million, which includes approximately $42.5 million paid in cash. The unaudited pro forma condensed combined balance sheet was prepared as if the acquisition had occurred as of January 2, 2005. The unaudited pro forma condensed combined statement of operations for the fiscal year ended January 2, 2005, was prepared as if the acquisition had occurred as of December 29, 2003. The historical financial information has been adjusted to give effect to pro forma items that are: (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma adjustments are based upon available information and assumptions that Cypress believes are reasonable. The unaudited pro forma adjustments to reflect the allocation of the purchase price are based upon the preliminary information currently available, which may be revised, as additional information becomes available. The notes to the unaudited pro forma condensed combined financial statements provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements. Such financial statements have been compiled from historical financial statements and other information, but do not purport to represent what Cypress’s financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project Cypress’s financial performance for any future periods. The unaudited pro forma condensed combined statement of operations does not reflect any synergies or other operating benefits that may be realized as Cypress integrates the acquisition with the existing operations. The unaudited pro forma condensed combined financial statements and related notes thereto should be read in conjunction with Cypress’s historical consolidated financial statements as previously filed on Cypress’s Annual Report on Form 10-K for the year ended January 2, 2005, and the historical consolidated financial statements of SMaL included in this Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of January 2, 2005
(in thousands)

			Pro Forma		Pro Forma
	Cypress	SMaL Camera	Adjustment		Combined

ASSETS
Current assets:
Cash and cash equivalents	$66,619	$4,459	$(42,500)	A	$28,578
Short-term investments	178,278	—	—		178,278

Total cash, cash equivalents and short-term investments	244,897	4,459	(42,500)		206,856
Accounts receivable, net	107,288	1,215	—		108,503
Inventories	99,709	1,392	—		101,101
Other current assets	111,986	371	302	B	112,659

Total current assets	563,880	7,437	(42,198)		529,119

Property, plant and equipment, net	444,651	623	—		445,274
Goodwill	382,284	—	17,907	C	400,191
Other intangible assets	64,719	557	7,843	D	73,119
Other assets	117,460	76	3,360	E	120,896

Total assets	$1,572,994	$8,693	$(13,088)		$1,568,599

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$78,624	$858	$—		$79,482
Accrued compensation and employee benefits	42,750	—	—		42,750
Other current liabilities	75,295	871	443	F	76,609
Deferred income	33,426	—	—		33,426
Income taxes payable	3,515	—	—		3,515

Total current liabilities	233,610	1,729	443		235,782

Convertible subordinated notes	599,998	—	—		599,998
Deferred income taxes and other tax liabilities	68,477	—	3,360	G	71,837
Other long-term liabilities	10,551	—	—		10,551

Total liabilities	912,636	1,729	3,803		918,168

Redeemable convertible preferred stock	—	25,158	(25,158)	H	—

Stockholders’ equity (Deficit):

Common stock	1,421	48	(48)	I	1,421
Additional paid-in-capital	1,149,267	427	2,725	J	1,152,419
Deferred stock compensation	(1,989)	(464)	(315)	K	(2,768)
Amounts due from stockholders	—	(302)	302	B	—
Accumulated other comprehensive income	(2,124)	—	—		(2,124)
Accumulated deficit	(306,312)	(17,810)	5,510	L	(318,612)

	840,263	(18,101)	8,174		830,336
Less: shares of common stock held in treasury, at cost	(179,905)	(93)	93	I	(179,905)

Total stockholders’ equity (deficit)	660,358	(18,194)	8,267		650,431

Total liabilities and stockholders’ equity	$1,572,994	$8,693	$(13,088)		$1,568,599

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year ended January 2, 2005
(in thousands, except per share data)

			Pro Forma		Pro Forma
	Cypress	SMaL Camera	Adjustment		Combined

Revenues	$948,438	$9,860	$—		$958,298
Costs and expenses:
Cost of revenues	492,058	7,487	—		499,545
Research and development	261,629	5,948	309	M	267,886
Selling, general and administrative	141,799	4,046	150	N	145,995
Restructuring	(164)	—	—		(164)
Amortization of intangibles	38,898	—	2,000	O	40,898
In-process research and development charges	15,600	—	—		15,600

Total costs and expenses	949,820	17,481	2,459		969,760

Operating loss	(1,382)	(7,621)	(2,459)		(11,462)
Interest income	11,115	55	(609)	P	10,561
Interest expense	(11,354)	—	—		(11,354)
Other expense, net	(256)	—	—		(256)

Loss before income taxes	(1,877)	(7,566)	(3,068)		(12,511)
Provision for income taxes	26,575	—	—		26,575

Net income (loss)	$24,698	$(7,566)	$(3,068)		$14,064

Basic net income per share	$0.20				$0.11

Diluted net income per share	$0.17				$0.09

Shares used in calculation of net income per share:
Basic	124,580				124,580
Diluted	134,592		147	Q	134,739

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

On February 14, 2005, Cypress completed the acquisition of 100% of the outstanding capital stock of SMaL Camera in a transaction accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets acquired, based on their fair values as of the completion of the acquisition.

Under the terms of the Stock Purchase Agreement between Cypress and SMaL Camera, the consideration consists of $42.5 million in cash to SMaL Camera’s shareholders. The preliminary estimate of the total purchase price is as follows:

(In thousands)

Cash	$42,500
Acquisition costs	443
Fair value of options assumed and converted	2,373

Total purchase price	$45,316

The preliminary allocation of the purchase price is as follows:

(In thousands)

Net tangible assets	$6,709
Acquired identifiable intangible assets	8,400
In-process research and development	12,300
Goodwill	17,907

Total purchase price	$45,316

In addition to the purchase consideration, the terms of the acquisition also include contingent consideration of up to approximately $22.5 million in cash, $1.7 million of which is based on employment and the achievement of certain individual performance milestones and $20.8 million is based on the achievement of certain sales milestones and employment. Such payments will be accounted for as compensation and expensed in the appropriate periods.

The final determination of the purchase price allocation will be completed as soon as practicable, but no later than one year from the acquisition date. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

Cypress assumed SMaL’s outstanding stock options and issued approximately 319,000 Cypress’s stock options valued at $3.1 million. The fair value of the stock options was determined under the Black-Scholes model using the following assumptions: volatility of 75%, expected life of 1 to 3.75 years, and risk-free interest rate of 3.14%. Of the total Cypress’s stock options issued, approximately 166,000 stock options were unvested. In accordance with Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”, the intrinsic value of these unvested options totaling $0.8 million was excluded from the purchase consideration and accounted for as deferred stock-based compensation, which is being amortized over the remaining vesting periods.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the acquisition, have not reached technological feasibility and have no alternative future use. These projects primarily focus on the development of the 3megapixel and 5megapixel sensors for cell phones, as well as the first generation automotive camera. The estimated fair value of in-process research and development was expensed immediately following the consummation of the acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The valuation of in-process research and development was determined using the sum of the discounted expected future cash flows attributable to the in-process technology, taking into consideration the percentage of completion of products utilizing this technology, utilization of pre-existing technology, the risks related to the characteristics and applications of the technology, existing and future markets and the technological risk associated with completing the development of the technology. The cash flows derived from the in-process technology projects were discounted at rates ranging from 35% to 45%. The percentage of completion for each in-process technology project was determined by identifying the elapsed time invested in the project as a ratio of the total time required to bring the project to technical and commercial feasibility. The percentage of completion for these in-process technology projects ranged from 16% to 64%.

The amount allocated to acquired identifiable intangible assets consists of the following categories:

(In thousands)

Existing technology	$1,400
Patents / core technology	5,200
Customers contracts	800
Non compete agreements	700
Tradename / trademarks	100
Order backlog	200

Total purchase price	$8,400

The estimated fair value attributed to existing technology, which are related to SMaL’s current image sensors for the Ultra Pocket cameras and automotive applications, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technology using discount rates ranging from 25% to 30%. The estimated fair value of existing technology will be amortized over 4 years on a straight-line basis.

The estimated fair value of patents / core technology, which is related to a combination of processes and trade secrets that are the building blocks for existing, in-process, and future technology, was determined by calculating the present value of the royalty savings related to the intangible assets using a royalty rate of 5% and a discount rate of 38%. The estimated fair value of patents / core technology will be amortized over 6 years on a straight-line basis.

The estimated fair value attributed to customer contracts, which are primarily related to image sensor design wins at several automotive distributors and camera manufacturers services , was determined using a cost approach with a discount rate of 28%. The estimated fair value of customer contracts will be amortized over 6 years on a straight-line basis.

The estimated fair value attributed to non-compete agreements was determined using a discounted forecast of the estimated present value of the cash flows associated with the savings due to having the agreements in place, using a discount rate of 30%. The estimated fair value of non-competition agreements will be amortized over 2 years on a straight-line basis.

The estimated fair value attributed to tradename / trademarks was determined by calculating the present value of the royalty savings related to the intangible asset using a royalty rate of 0.5% and a discount rate of 30%. The estimated useful life is 1 year. However, given the immaterial fair value amount, the entire amount was written off in the first quarter of 2005.

The estimated fair value attributed to order backlog was determined using a cost approach with a discount rate of 30%. The estimated useful life is 6 months. However, given the immaterial fair value amount, the entire amount was written off in the first quarter of 2005.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets. SMaL offers industry-leading digital imaging solutions for a variety of business and consumer applications. The acquisition will significantly accelerate Cypress’s entry into the high-volume complimentary metal oxide semiconductor image sensor business, and SMaL’s product line will complement new mobile phone products introduced by FillFactory NV, which Cypress acquired in fiscal 2004. The result could position Cypress with the broadest line of image sensors currently available for the mobile phone markets. These factors primarily contributed to a purchase price which resulted in goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized but will be tested for impairment at least annually. Goodwill from the SMaL acquisition is not expected to be deductible for tax purposes.

2. Fiscal Year

Cypress ended its fiscal 2004 on January 2, 2005. SMaL ended the year 2004 on December 31, 2004. For the purpose of the pro forma unaudited condensed combined financial statements, SMaL is presented as having the same ending period as Cypress and no adjustments were made to SMaL’s financial statements to reflect such presentation, as the impact of the difference in the ending periods was not material to the pro forma condensed combined financial statements for the periods presented.

3. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A)	To record the cash payment of $42.5 million related to the acquisition of SMaL.

B)	To reclassify $0.3 million of amounts due from SMaL stockholders shown in SMaL’s Statement of Convertible Redeemable Preferred Stock and Stockholders’ Deficit to other assets. This adjustment is required as Cypress acquired all of the outstanding capital stock of SMaL for cash.

C)	To record the preliminary fair value of goodwill of $17.9 million related to the acquisition of SMaL (see Note 1).

D)	The pro forma adjustment consists of the following items ($ millions):

Eliminate SMaL historical intangible assets	$(0.6)
Record the fair value of indentifiable acquired intangible assets (see Note 1)	8.4

Total pro forma adjustment	$7.8

E)	To record the release of the valuation allowance relating to deferred tax assets of $3.4 million associated with the creation of deferred tax liability related to the acquired identifiable intangible assets, exclusive of the in-process research and development charge (see Adjustment G).

F)	To accrue for estimated acquisition costs of $0.4 million.

G)	To record deferred tax liabilities of $3.4 million attributable to the acquired identifiable intangible assets, exclusive of the in-process research and development charge, using a statutory tax rate of 40% (see Adjustment E).

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

H)	To eliminate SMaL’s historical redeemable convertible preferred stockholders’ equity accounts (Series A, B and C) of $25.2 million.

I)	To eliminate SMaL’s historical common stock, par value account of $48 thousand and historical treasury stock account of $93 thousand.

J)	The pro forma adjustment consists of the following items ($ millions):

Eliminate SMaL historical additional paid in capital		$0.4
Fair value of options included in purchase price	$2.3
Intrinsic value of unvested options	0.8

Record the fair value of the Cypress conversion of all SMaL options		3.1

Total pro forma adjustment		$2.7

K)	To record deferred compensation for the intrinsic value of unvested options of $(0.8) million related to the Cypress’s conversion of SMaL options net of the elimination of the SMaL historical deferred compensation accrual of $0.5 million.

L)	The pro forma adjustment consists of the following items ($ millions):

In-process research and development (1)	$(12.3)
SMaL historical accumulated deficit (2)	17.8

Total pro forma adjustment	$5.5

(1)	To record the fair value of the in-process research and development related to the acquisition of SMaL. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed combined consolidated statement of operations.

(2)	To eliminate SMaL’s historical stockholders’ equity account (accumulated deficit).

M)	To amortize deferred compensation accrued (intrinsic value) of $0.3 million at acquisition related to the conversion of SMaL’ s options (see Adjustment J).

N)	To amortize deferred compensation accrued (intrinsic value) at acquisition of $0.2 million related to the conversion of SMaL’ s options (see Adjustment J).

O)	To record the amortization expense of $2.0 million related to the acquired identifiable intangible assets, calculated over their respective useful lives on a straight-line basis, including the write off of fair values of tradename/trademarks ($0.1 million) and order backlog ($0.2 million) as the amounts were immaterial (see Note 1 and Adjustment D).

P)	To reduce interest income by $0.6 million for the fiscal year ended January 2, 2005, as if the cash payment of $42.5 million for the acquisition of SMaL occurred on December 29, 2003, net of the $4.5 million cash on hand of SMaL at December 29, 2004. An interest rate of 1.6% was assumed for the fiscal year ended January 2, 2005.

Q)	The diluted number of shares includes the impact of additional dilutive stock options assumed as part of the acquisition of SMaL.

On a combined basis, there were no material transactions between Cypress and SMaL for the periods presented.

c) Exhibit:

EXHIBIT
NO.	DESCRIPTION
23.1	Consent of Independent Accountants – PricewaterhouseCoopers LLP

23.2	Consent of Independent Auditors – Deloitte & Touche LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cypress Semiconductor Corporation
(Registrant)

Date: April 29, 2005	By:	/s/ Emmanuel Hernandez

Emmanuel Hernandez
Chief Financial Officer, Executive Vice President,
Finance and Administration

EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION
23.1	Consent of Independent Accountants – PricewaterhouseCoopers LLP

23.2	Consent of Independent Auditors – Deloitte & Touche LLP